Tracker Resource Development III, LLC and TRD III Royalty Holdings (TX), LP

Consolidated and Combined Financial Report
(Unaudited)
June 30, 2021

Tracker Resource Development III, LLC and
TRD III Royalty Holdings (TX), LP

Consolidated and Combined Balance Sheet (Unaudited)

	June 30, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$9,888,877	$5,095,369
Accounts receivable	2,900,446	2,589,639
Inventory	194,818	194,818
Other current assets	60,130	97,808
Assets held for sale	—	1,594,527
Total current assets	13,044,271	9,572,161
Oil and Gas Properties (using the successful efforts method of accounting)
Proved oil and gas properties	122,453,860	128,066,527
Unproved oil and gas properties	3,418,490	4,900,000
Less accumulated depletion, depreciation, and amortization	63,173,130	61,966,527
Total oil and gas properties	62,699,220	71,000,000
Property and Equipment - Net	4,669	82,066
Other Long-term Assets	112,586	188,278
Total assets	$75,860,746	$80,842,505
Liabilities and Equity
Current Liabilities
Accounts payable	$313,552	$2,671,381
Revenue payable	3,047,292	2,433,340
Accrued lease operating expenses and capital expenditures	—	10,988
Current portion of asset retirement obligations	—	117,677
Cash call prepayments	18,307	27,816
Revolving credit facility	18,000,000	20,300,000
Commodity derivative instruments	2,096,113	1,286,967
Other accrued liabilities	2,075,194	3,605,964
Total current liabilities	25,550,458	30,454,133
Limited Recourse Note Payable	—	5,062,500
Asset Retirement Obligations - Net of current portion	3,242,256	3,258,770
Total liabilities	28,792,714	38,775,403
Equity	47,068,032	42,067,102
Total liabilities and equity	$75,860,746	$80,842,505

See notes to consolidated and combined financial statements (unaudited).

Tracker Resource Development III, LLC and
TRD III Royalty Holdings (TX), LP

Consolidated and Combined Statement of Operations (Unaudited)
Six Months Ended June 30, 2021 and 2020

	2021	2020
Revenue
Oil and natural gas revenue	$15,371,895	$12,478,853
Operating Expenses
Production taxes	949,245	628,320
Lease operating expenses	1,687,485	2,533,530
Depletion, depreciation, amortization, and accretion	3,703,082	9,307,777
Exploration, dry hole, geological, and delay rentals	89,934	54,883
General and administrative expenses	1,773,197	2,807,617
Total operating expenses	8,202,943	15,332,127
Operating Income (Loss)	7,168,952	(2,853,274)
Other (Expense) Income
Interest expense	(535,501)	(904,704)
Realized (loss) gain on commodity derivatives	(1,954,786)	4,811,572
Unrealized (loss) gain on commodity derivatives	(809,146)	3,236,152
Other income	1,465,411	7,266
Total other (expense) income	(1,834,022)	7,150,286
Consolidated and Combined Net Income	$5,334,930	$4,297,012
Amounts Attributable to Noncontrolling Interest and Parent Group
Consolidated and combined net (loss) income attributable to:
Noncontrolling interests	$(39,600)	$12,799
Tracker Resource Development III, LLC and TRD III Royalty Holdings (TX), LP	5,374,530	4,284,213
Consolidated and combined net income	$5,334,930	$4,297,012

See notes to consolidated and combined financial statements (unaudited).

Tracker Resource Development III, LLC and
TRD III Royalty Holdings (TX), LP

Consolidated and Combined Statement of Changes in Equity (Unaudited)
Six Months Ended June 30, 2021 and 2020

	Class A Units	Class B Units	Other Contributions	Noncontrolling Interests	Accumulated Deficit	Total Tracker Resource Development III, LLC Equity	Total TRD III Royalty Holdings (TX), LP Equity	Total Combined Equity
Balance - January 1, 2021	$370,160,054	$7,554,317	$29,655,152	$448,828	$(366,573,675)	$41,244,676	$822,426	$42,067,102
Net income (loss)	—	—	—	(39,600)	5,374,530	5,334,930	—	5,334,930
Cash distribution	—	—	—	(334,000)	—	(334,000)	—	(334,000)
Balance - June 30, 2021	$370,160,054	$7,554,317	$29,655,152	$75,228	$(361,199,145)	$46,245,606	$822,426	$47,068,032

	Class A Units	Class B Units	Other Contributions	Noncontrolling Interests	Accumulated Deficit	Total Tracker Resource Development III, LLC Equity	Total TRD III Royalty Holdings (TX), LP Equity	Total Combined Equity
Balance - January 1, 2020	$367,130,132	$7,492,481	$29,655,152	$3,983,006	$(100,804,573)	$307,456,198	$11,336,856	$318,793,054
Net income	—	—	—	12,799	4,284,213	4,297,012	—	4,297,012
Balance - June 30, 2020	$367,130,132	$7,492,481	$29,655,152	$3,995,805	$(96,520,360)	$311,753,210	$11,336,856	$323,090,066

See notes to consolidated and combined financial statements (unaudited).

Tracker Resource Development III, LLC and
TRD III Royalty Holdings (TX), LP

Consolidated and Combined Statement of Cash Flows (Unaudited)
Six Months Ended June 30, 2021 and 2020

	2021	2020
Cash Flows from Operating Activities
Net income	$5,334,930	$4,297,012
Adjustments to reconcile net income to net cash and cash equivalents from operating activities:
Depletion, depreciation, amortization, and accretion	3,703,082	9,307,777
Unrealized loss (gain) on commodity derivatives	809,146	(3,236,152)
Gain on asset disposals and debt extinguishments, net	(1,556,858)	—
Amortization of debt issuance costs	118,706	27,964
Changes in operating assets and liabilities:
Accounts receivable	(310,807)	1,395,581
Inventory	—	69,783
Other assets	37,678	104,475
Accounts payable and accrued liabilities	(1,228,446)	(12,244,984)
Cash call prepayments	(9,509)	(772)
Settlement of asset retirement obligations	(134,191)	(63,707)
Net cash and cash equivalents provided by (used in) operating activities	6,763,731	(343,023)
Cash Flows from Investing Activities
Investments in oil and gas properties	(1,967,057)	(8,623,945)
Proceeds from sale of assets and oil and gas properties	2,523,848	—
Net cash and cash equivalents provided by (used in) investing activities	556,791	(8,623,945)
Cash Flows from Financing Activities
Noncontrolling interest distributions	(334,000)	—
Payments on revolving credit facility	(2,300,000)	(4,500,000)
Other financing	150,000	—
Payment of debt issuance costs	(43,014)	—
Net cash and cash equivalents used in financing activities	(2,527,014)	(4,500,000)
Net Increase (Decrease) in Cash and Cash Equivalents	4,793,508	(13,466,968)
Cash and Cash Equivalents - Beginning of period	5,095,369	16,048,169
Cash and Cash Equivalents - End of period	$9,888,877	$2,581,201

Supplemental Cash Flow Information - Cash paid for interest	$535,501	$918,087
Significant Noncash Transactions
Change in capital expenditures in accounts payable, accrued capital expenditures, and other accrued liabilities	$(2,057,189)	$4,212,784
Net book value of oil and gas properties used to extinguish debt	$3,639,962	$—
Non-cash extinguishment of limited recourse note payable	$5,062,500	$—
See notes to consolidated and combined financial statements (unaudited).

Tracker Resource Development III, LLC and
TRD III Royalty Holdings (TX), LP

Notes to Consolidated and Combined Financial Statements (Unaudited)

Note 1 - Nature of Business
Tracker Resource Development III, LLC (Tracker) is a Delaware limited liability company that was formed on April 6, 2011. Tracker is engaged in the acquisition, exploration, and development of crude oil and natural gas reserves, primarily in Texas and Ohio.
Tracker formed a subsidiary known as TLU, a Delaware limited liability company, on July 3, 2012. TLU is engaged in the acquisition, exploration, and development of crude oil and natural gas reserves, primarily in Ohio. Tracker has a 60 percent interest in TLU, with the 40 percent not owned by Tracker reflected as a noncontrolling interest.
On July 15, 2014, TLU formed a wholly owned subsidiary, TLU Royalty Holdings, LLC (TLUR), for the purpose of holding overriding royalty interests in oil and gas properties owned by TLU. During the six-month periods ended June 30, 2021 and 2020, TLU did not transfer overriding royalty interests to TLUR. During 2014, the membership units of TLUR were transferred to the members of TLU in proportion to their investment in TLU. Accordingly, through Tracker's 60 percent investment in TLU, Tracker has consolidated the assets, liabilities, and operations of TLUR, with the 40 percent not owned accounted for as a noncontrolling interest.
On December 13, 2016, Tracker formed a wholly owned subsidiary, Tracker North Ohio Holdings, LLC (TNOH), for the purpose of holding interests and developing unproved oil and gas properties that were distributed by TLU.
On March 14, 2017, Tracker formed a wholly owned subsidiary, TRI66 Holdings, LLC (TRI66), for the purpose of holding real estate and other property to support ongoing oil and gas operations.
On July 15, 2014, Tracker formed a wholly owned subsidiary, TRD III Royalty Holdings (TX), LP (TRDR), for the purpose of holding overriding royalty interests in unproved oil and gas properties owned by Tracker in the state of Texas. During 2014, the limited partnership interests of TRDR were transferred to the members of Tracker in proportion to their investment in Tracker. The management investor (Note 9) serves as the manager of TRDR. Due to the common ownership between Tracker and TRDR, the assets, liabilities, equity, and operations of TRDR have been combined with the consolidated financial statements of Tracker as of June 30, 2021 and December 31, 2020 and for six-month periods ended June 30, 2021 and 2020.
During 2020, the Company, as disclosed in Note 2, initiated a process of divesting certain of its assets, with the expectation of finalizing any sales of assets in 2021. On March 31, 2021, the Company signed a definitive agreement to sell its Midland Basin assets to Earthstone Energy, Inc. (Earthstone) for cash consideration of $29.6 million and 4.7 million shares of Earthstone, subject to customary closing period adjustments. One of the Class A members of the Company also has an interest in Earthstone. As a result of this anticipated sales transaction, the Company did not pursue the extension of the December 2021 maturity date of its revolving line of credit (Note 4), which resulted in a working capital deficit as of June 30, 2021. On July 20, 2021, the sale of the Company’s Midland Basin assets closed, and the Company received 4.7 million common shares of Earthstone valued at $9.97 per share, and net proceeds of approximately $22.5 million, which was used to repay the amounts outstanding under the Company’s revolving line of credit. As the transaction closed, the Company's intent is to dissolve within 12 months from the date the consolidated and combined financial statements were available to be issued.

Tracker Resource Development III, LLC and
TRD III Royalty Holdings (TX), LP

Notes to Consolidated and Combined Financial Statements (Unaudited)

Note 2 - Significant Accounting Policies
Basis of Presentation
The accompanying unaudited consolidated and combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information. In the opinion of management, all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation of interim financial information, have been included. Operating results for the periods presented are not necessarily indicative of expected results for the full year.
Principles of Consolidation and Combination
The accompanying consolidated and combined financial statements include the consolidated accounts of Tracker; its wholly owned subsidiaries, TNOH and TRI66; and its majority-owned subsidiaries, TLU and TLUR. The Company consolidates TLU and TLUR, as it has a controlling interest. Due to common ownership with its investors, Tracker has combined the accounts of TRDR (collectively, the "Company"). All material intercompany accounts and transactions have been eliminated in consolidation and combination.
The Company records a noncontrolling interest for the portion of its net assets and net (loss) income in any subsidiaries that are less than 100 percent owned. The Company reflects noncontrolling interests in the equity section of its consolidated and combined balance sheet of $75,228 and $448,828 as of June 30, 2021 and December 31, 2020, respectively, representing the 40 percent interest in TLU and TLUR not owned by Tracker. The Company recorded $(39,600) and $12,799 in its consolidated and combined statement of operations for the noncontrolling interests attributable to TLU's and TLUR's net income (loss) for the six-month periods ended June 30, 2021 and 2020, respectively.
Use of Estimates
The preparation of the consolidated and combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated and combined financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Depletion, depreciation, and amortization (DD&A) and impairment of proved oil and gas properties are generally determined using unaudited estimates of oil and gas reserves. There are numerous uncertainties in estimating the quantity of reserves and in projecting the future rates of production and timing of development expenditures, including future costs to dismantle, dispose, and restore the Company's properties. Oil and gas reserve engineering must be recognized as a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way. In addition, significant estimates include the estimated cost and timing related to asset retirement obligations (AROs), fair value of commodity derivative instruments, the likelihood of selling its oil and gas properties, and the realizability of unproved properties.

Tracker Resource Development III, LLC and
TRD III Royalty Holdings (TX), LP

Notes to Consolidated and Combined Financial Statements (Unaudited)

Cash Equivalents
The Company considers all investments with an original maturity of three months or less when purchased to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests.
Oil and Gas Properties
The Company follows the successful efforts method of accounting for oil and gas activities. Under this method of accounting, costs associated with the acquisition, drilling, and equipping of successful exploratory wells and costs of successful and unsuccessful development wells are capitalized and depleted, net of estimated salvage values, using the units-of-production method on a field-by-field basis based upon proved oil and gas reserves. The Company’s proved oil and gas reserve information was computed by applying the average first day of the month oil and gas price during the 12-month periods ended June 30, 2021 and 2020. Depletion expense for the six-month periods ended June 30, 2021 and 2020 was $3,634,854 and $9,175,834, respectively. Exploration, geological and geophysical costs, delay rentals, and drilling costs of unsuccessful exploratory wells are charged to expense as incurred.
Costs associated with unevaluated exploratory wells are excluded from the depletable base until the determination of proved reserves, at which time those costs are reclassified to proved oil and gas properties and subject to depletion. If it is determined that the exploratory well costs were not successful in establishing proved reserves, such costs are expensed at the time of such determination. As of June 30, 2021 and December 31, 2020, the Company had no exploratory wells in progress.
The Company assesses the recoverability of its proved oil and gas properties when circumstances suggest there is a need for such a review, but at least on an annual basis. To determine if a depletable unit (generally defined as an individual field) is impaired, the Company compares the net book value of the depletable unit to the undiscounted future net cash flows by applying estimated future prices over the economic lives of the reserves. For each depletable unit determined to be impaired, an impairment loss equal to the difference between the net book value and estimated fair value of the depletable unit will be recognized. Fair value, on a depletable unit basis, is estimated to be the present value of expected future cash flows computed by applying estimated future oil and gas prices, as determined by management, to estimated future production of oil and gas reserves over the economic lives of the reserves and applying a discount rate commensurate with the risk associated with realizing the expected cash flows or using a market participant negotiated fair value. The discount rate is a rate that management believes is representative of current market conditions and includes estimates for the risk premium. The Company did not record any impairments of proved oil and gas properties during the six-month periods ended June 30, 2021 and 2020.
Unproved oil and gas properties are assessed at least annually to determine whether they have been impaired by the drilling of dry holes on or near the related acreage or other circumstances that may indicate a decline in value. When unproved property is determined to be impaired, a loss equal to the portion impaired is recognized. When leases for unproved properties expire, the costs thereof are removed from the accounts and charged to expense. The Company did not record any impairments of unproved oil and gas properties during the six-month periods ended June 30, 2021 and 2020.

Tracker Resource Development III, LLC and
TRD III Royalty Holdings (TX), LP

Notes to Consolidated and Combined Financial Statements (Unaudited)

The sale of a partial interest in a proved oil and gas property is accounted for as a normal retirement, and no gain or loss is recognized as long as this treatment does not significantly affect the unit-of-production depletion rate. A gain or loss is recognized for all other sales of proved properties and is included in the results of operations. The sale of a partial interest in an unproved property is accounted for as a recovery of cost when substantial uncertainty exists as to the recovery of the cost applicable to the interest retained. A gain on the sale is recognized to the extent the sale price exceeds the carrying amount of the unproved property.
The Company has not capitalized interest costs during the six-month periods ended June 30, 2021 and 2020, as such amounts capitalizable were deemed immaterial.

Asset Retirement Obligation
The Company records the fair value of a liability for an asset retirement obligation in the period in which it is incurred with a corresponding increase in the carrying amount of the related long-lived asset. Liabilities are required to be accreted to their present value each period, and capitalized costs are depleted using the units-of-production method. This periodic accretion expense is included in depletion, depreciation, amortization, and accretion in the consolidated and combined statement of operations. Upon settlement of the liability, the Company will settle the obligation against its recorded amount and will record any resulting gain or loss in the consolidated and combined statement of operations.
Commodity Derivative Instruments
The Company uses commodity derivative instruments to provide a measure of stability to its cash flows in an environment of volatile oil and natural gas prices and to manage its exposure to oil and natural gas price volatility. All commodity derivative instruments are initially, and subsequently, measured at estimated fair value and recorded as assets or liabilities on the consolidated and combined balance sheet. The Company has elected not to designate its commodity derivative instruments as cash flow hedges. For commodity derivative instruments that do not qualify as cash flow hedges, changes in the estimated fair value of the contracts are recorded as gains and losses in other (expense) income in the consolidated and combined statement of operations. When commodity derivative instruments are settled, the Company recognizes realized gains and losses in other (expense) income in the consolidated and combined statement of operations. Commodity derivative instrument cash flows are reported as cash flows from operating activities in the consolidated and combined statement of cash flows.
Income Taxes
The Company is treated as a partnership for federal income tax purposes. Consequently, federal income taxes are not payable or provided for by the Company. Members are taxed individually on their pro rata ownership share of the Company’s earnings. The Company’s net income or loss is allocated among the members in accordance with the Company’s operating agreement.

Tracker Resource Development III, LLC and
TRD III Royalty Holdings (TX), LP

Notes to Consolidated and Combined Financial Statements (Unaudited)

The Company accounts for uncertainty in income taxes in accordance with GAAP, which prescribe a comprehensive model for recognizing, measuring, presenting, and disclosing in the consolidated and combined financial statements tax positions taken or expected to be taken on a tax return, including a decision on whether to file in a particular jurisdiction. Only tax positions that meet a more likely than not recognition threshold at the effective date may be recognized or continue to be recognized. If taxing authorities were to disallow any tax positions taken by the Company, the additional income taxes, if any, would be imposed on the members rather than the Company.
The Company classifies interest and penalties associated with tax positions as general and administrative expenses in the accompanying consolidated and combined financial statements. No interest or penalties have been assessed during the six-month periods ended June 30, 2021 and 2020.
Internal Revenue Service (IRS) audits of partnerships that result in adjustments of the partnership will be assessed at the partnership level.
Revenue Recognition
The Company's revenue is derived from the sale of its produced oil and natural gas.
Revenue is recognized in the month in which the contractual performance obligations are satisfied, which is generally at the point in time when the purchaser obtains control of the produced oil and natural gas. The point in time when the purchaser obtains control may differ depending on the contractual terms of each of the Company's sales agreements and generally occurs when the purchaser accepts, takes possession of and title to, and bears the risk of loss of the produced oil and natural gas.
The Company sells its produced oil and natural gas under a variety of long-term agreements with numerous purchasers. The Company's produced oil and natural gas production is primarily produced and sold in Texas. The Company's revenue is primarily derived from produced oil and natural gas from oil and gas wells operated by the Company. Oil sales for the six-month periods ended June 30, 2021 and 2020 were $6,366,281 and $9,706,456, respectively. Natural gas sales for the six-month periods ended June 30, 2021 and 2020 were $9,005,614 and $2,772,397, respectively. The Company also receives revenue from its ownership in nonoperating or royalty interests. Approximately 4 percent of the Company's revenue is from its nonoperating or royalty interests.
All of the Company's sales of produced oil and natural gas are made under contracts with purchasers, which typically include variable consideration based on monthly pricing tied to published indices and volumes delivered. While revenue is recorded at the point in time when control of the produced oil and natural gas transfers to the purchaser, statements and payment from those purchasers may not be received for one to two months after the date the produced oil and natural gas is delivered, and, as a result, the amount of production delivered to the purchaser and the price that will be received for the sale of the product is estimated utilizing production reports, contractual pricing, and market indices. Estimated revenue due to the Company is recorded within accounts receivable in the accompanying consolidated and combined balance sheet until payment is received. Differences between the estimated amounts and the actual amounts received from the sale of the produced oil and natural gas are recorded when known, which is generally when payment is received from the purchaser.

Tracker Resource Development III, LLC and
TRD III Royalty Holdings (TX), LP

Notes to Consolidated and Combined Financial Statements (Unaudited)

For the Company's produced oil sales agreements, the Company generally delivers produced oil to the purchaser at the Company's wellhead or lease facility near the wellhead location. Upon delivery to the purchaser, the Company is entitled to an agreed-upon index price, net of pricing differentials for each barrel produced. With these agreements, the Company recognizes revenue when control transfers to the purchaser at the Company's wellhead or lease facility near the wellhead location at the net price received.
For the Company's natural gas sales agreements, the Company generally delivers produced natural gas to a midstream entity at the wellhead or the inlet of the midstream entity’s transportation system. The Company sells natural gas under a variety of sales agreements, including percentage-of-proceeds processing agreements, fee-based agreements, or a hybrid of percentage-of-proceeds and fee-based agreements. Under the majority of the Company's contracts, the midstream entity gathers the natural gas in the field where it is produced and transports it to natural gas processing plants where natural gas liquids are extracted. The natural gas liquids and residue gas are then sold by the midstream entity. Under the percentage-of-proceeds and hybrid percentage-of-proceeds and fee-based agreements, the Company receives a percentage of the value for the extracted natural gas liquids and the residue gas. Under the fee-based agreement, the Company receives natural gas liquids and residue gas sales proceeds, less the fee component. To the extent control of the natural gas transfers before the transportation and processing activities, which is generally at the Company's wellhead lease facility, revenue is recognized at the net amount received from the purchaser.
Concentrations of Credit Risk
The Company grants credit in the normal course of business to purchasers and joint interest operators. Collectibility of the Company's oil and natural gas sales is dependent upon the financial condition of the purchasers and joint interest operators, as well as general economic conditions.
The following entities accounted for 10 percent or more of total revenue and accounts receivable:

	Revenue		Accounts Receivable
	Six-Month Period Ended June 30, 2021	Six-Month Period Ended June 30, 2020	As of June 30, 2021	As of December 31, 2020

Texican Crude & Hydrocarbons, LLC	45%	83%	42%	38%
Cogent Midstream Holdings	40	9	36	29
Davis Gas Processing, Inc.	14	—	13	11

Tracker Resource Development III, LLC and
TRD III Royalty Holdings (TX), LP

Notes to Consolidated and Combined Financial Statements (Unaudited)

Property and Equipment
Property and equipment are recorded at cost. The straight-line method is used for computing depreciation. Assets are depreciated over their estimated useful lives, ranging from 3 to 39 years. Land is not depreciated. Costs of maintenance and repairs are charged to expense when incurred.

Depreciable Life - Years

Land	—
Buildings	39
Furniture, fixtures, and equipment	3 - 15
Impairment or Disposal of Long-lived Assets
The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. The Company looks primarily to the undiscounted future cash flows in its assessment of whether or not long-lived assets have been impaired.
Discontinued Operations and Assets Held for Sale

Midland Basin Assets
As discussed in Note 1, during 2020, the Company initiated a process of divesting certain of its assets. On March 31, 2021, the Company signed a definitive agreement to sell its Midland Basin assets to Earthstone. The Company determined that the transaction met the reporting and disclosure requirements of discontinued operations as upon entering into the definitive agreement on March 31, 2021, the Company determined the transaction met the requirements of assets held for sale and that the divestiture of the assets represented a strategic shift that will have a major effect on the Company’s operations and financial results. The transaction closed on July 20,2021 and upon completion of the transaction, the Company has no continuing involvement with the assets. The Company ceased depletion, depreciation, and amortization of the assets associated with the discontinued operations as of March 31, 2021 which was the date the Company signed the definitive agreement to sell its Midland Basin assets. As of March 31, 2021, the assets associated with the discontinued operations were carried at an amount that approximated their fair value less costs to sell, which was based on the sale price per the definitive agreement. As these assets make up substantially all of the oil and gas properties and the asset retirement obligations on the consolidated and combined balance sheet, substantially all of the revenue and operating expenses on the consolidated and combined statement of operations, and substantially all of the cash flows from operating and investing activities, these assets, liabilities, and operating results have not been presented as held for sale or discontinued operations.

Ranch and Real Estate Assets

Tracker Resource Development III, LLC and
TRD III Royalty Holdings (TX), LP

Notes to Consolidated and Combined Financial Statements (Unaudited)

As of December 31, 2020, assets held for sale consisted of certain ranch and real estate assets held at TRI66. As of December 31, 2020, the assets were recorded at fair value less the cost to sell, and the assets were sold during the six-month period ended June 30, 2021.
Segment Information and Geographic Area
Operating segments are defined under GAAP as components of an enterprise (i) that engage in activities from which the enterprise may earn revenue and incur expenses and (ii) for which separate operational financial information is available and is regularly evaluated by the chief operating decision-maker for the purpose of allocating resources and assessing performance.
Based on its organization and management, the Company has one reportable operating segment, which is oil and natural gas acquisition, exploration, development, and production. The Company’s primary operations are currently conducted in Texas.
Risks and Uncertainties
The outbreak of COVID-19 and decreases in commodity prices resulting from oversupply, travel restrictions, and other constraints on economic activity have caused a significant decrease in the demand and consumption of oil and gas and has created disruptions and volatility in the global marketplace throughout numerous industries, beginning late in the first quarter of 2020. While commodity prices and commodity demand have showed signs of recovery, financial results are likely to continue to be challenged until a full recovery is made. Due to this changing environment, there continues to be uncertainty surrounding the extent of the impact of these events, which may result in continued direct and indirect negative impacts to the Company’s results of operations, liquidity, and cash flows. As a result of this continued uncertainty, the estimates used in these consolidated and combined financial statements have become more challenging, and actual results may differ materially from amounts previously established.
Upcoming Accounting Pronouncement
The Financial Accounting Standards Board (FASB) issued ASU No. 2016-02, Leases, which will supersede the current lease requirements in ASC 840. The ASU requires lessees to recognize a right-to-use asset and related lease liability for all leases, with a limited exception for short-term leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the statement of operations. Currently, leases are classified as either capital or operating, with only capital leases recognized on the balance sheet. The reporting of lease-related expenses in the statements of operations and cash flows will be generally consistent with the current guidance. The new lease guidance will be effective for the Company's year ending December 31, 2022 and will be applied using a modified retrospective transition method to either the beginning of the earliest period presented or the beginning of the year of adoption. The Company is still evaluating which method it will apply. The new lease standard is not expected to have a material effect on the Company’s financial statements as a result of the Company's operating leases, as disclosed in Note 8. Upon adoption, the Company will recognize a lease liability and corresponding right-to-use asset based on the present value of the minimum lease payments. The effects on the results of operations are not expected to be significant, as recognition and measurement of expenses and cash flows for leases will be substantially the same under the new standard.

Tracker Resource Development III, LLC and
TRD III Royalty Holdings (TX), LP

Notes to Consolidated and Combined Financial Statements (Unaudited)

Unit-based Compensation
The Company follows authoritative guidance that applies to unit-based awards, which requires entities to recognize compensation expense over the requisite service period for unit-based awards to employees, based on the estimated grant date fair value of the awards. Authoritative guidance also requires unit-based awards to employees by a related party or other holder of an economic interest in the entity to be accounted for as unit-based award transactions if awards are for services provided by such employees.

Note 3 - Accounts Receivable
The following is the detail of accounts receivable:

	June 30, 2021	December 31, 2020

Revenue accrual	$2,672,772	$2,083,785
Joint interest billing receivable	165,975	241,296
Other receivables	61,699	264,558
Total accounts receivable	$2,900,446	$2,589,639

Tracker Resource Development III, LLC and
TRD III Royalty Holdings (TX), LP

Notes to Consolidated and Combined Financial Statements (Unaudited)

Note 4 - Revolving Line of Credit
In December 2016, Tracker entered into a revolving line of credit (the "JPMorgan Credit Agreement") with JPMorgan Chase Bank, N.A. (the "Lender") with a maximum commitment of $300,000,000. As defined in the JPMorgan Credit Agreement, the initial borrowing base was $0. Effective March 23, 2018, the JPMorgan Credit Agreement was amended, and a borrowing base of $35,000,000 was established. During 2019, the JPMorgan Credit Agreement was syndicated with another lender, but the commitment was still $300,000,000. Tracker was subject to an arrangement fee and annual administration fee upon establishing the borrowing base under the JPMorgan Credit Agreement. The arrangement fee was 0.75 percent of the initial borrowing base, plus an annual administration fee of $15,000 per year plus $5,000 per additional lender, up to a maximum of $35,000 per year. During 2020, the JPMorgan Credit Agreement was amended to provide a schedule of borrowing base reductions. The borrowing base was $18,000,000 at June 30, 2021 and December 31, 2020. On April 19, 2021, the Company received a letter from the Lender waiving the scheduled redetermination on March 1, 2021 and postponing the scheduled redetermination from May 2021 to August 1, 2021. The letter also states the borrowing base decreased to $18,000,000. Additionally, the JPMorgan Credit Agreement matures in December 2021; accordingly, the outstanding balance of $18,000,000 and $20,300,000 is recorded as a current liability on the consolidated and combined balance sheet as of June 30, 2021 and December 31, 2020. Additionally, the JPMorgan Credit Agreement was amended to include mandatory weekly prepayments if excess cash exists, as defined. Interest accrues at the prime rate plus applicable margins, ranging from 1.75 percent to 2.75 percent, or the London Interbank Offered Rate (LIBOR) plus applicable margins, ranging from 2.75 percent to 3.75 percent, and will be based upon the borrowing base usage. The Company will pay an annual commitment fee of 0.50 percent of the unused borrowing base. As of June 30, 2021 and December 31, 2020, the interest rate on the JPMorgan Credit Agreement was 3.88 and 3.93 percent, respectively. Borrowings under the JPMorgan Credit Agreement are collateralized by certain proved oil and gas properties of Tracker. The JPMorgan Credit Agreement contains certain financial covenants, including, but not limited to, a minimum current ratio and a maximum leverage ratio. As of June 30, 2021 and December 31, 2020, the Company was in compliance with these financial covenants. The Company did not have letters of credit outstanding under the JPMorgan Credit Agreement as of June 30, 2021 or December 31, 2020. Subsequent to June 30, 2021, with proceeds from the sale of its Midland basin assets, the Company repaid all amounts outstanding under the JPMorgan Credit Agreement.

Note 5 - Limited Recourse Note Payable
In December 2012, Tracker entered into a limited recourse note payable with a third party for $25,000,000 to partially fund the acquisition of unproved properties. During October 2018, the limited recourse note payable agreement was amended to extend the maturity date to March 2021 and required Tracker to make equal quarterly principal payments of $2,025,000. Effective March 16, 2020, the limited recourse note payable agreement was amended to reduce the interest rate from 5 percent to 4 percent and to extend the maturity date to March 2022. Effective August 3, 2020, the limited recourse note payable agreement was amended to reduce the principal balance to $5,062,500 through the assignment of certain property interests from Tracker and to extend the maturity date to June 2023. In June 2021, the Company extinguished the limited recourse note payable through the assignment of certain oil and gas properties. The difference between the net book value of those oil and gas properties and their fair value on the date

Tracker Resource Development III, LLC and
TRD III Royalty Holdings (TX), LP

Notes to Consolidated and Combined Financial Statements (Unaudited)

of the assignment, along with the net impact of the debt extinguishment is reflected in other income on the accompanying consolidated and combined statement of operations during the six months ended June 30, 2021. The note had limited recourse because it was only collateralized by certain oil and gas properties located in Irion County, Texas. As of December 31, 2020, the outstanding amount under this limited recourse note payable was $5,062,500.

Note 6 - Derivative Instruments
Tracker periodically enters into various commodity hedging instruments to protect its cash flows and to mitigate a portion of the effect of oil and natural gas price fluctuations. Open commodity derivative positions are accounted for on a fair value basis on the consolidated and combined balance sheet, and any unrealized gain or loss is included in other income (expense) in the consolidated and combined statement of operations. Realized gains and losses from settled transactions are also recorded in other income (expense) in the consolidated and combined statement of operations. The Company does not have any derivative contracts designated as cash flow hedges. As of June 30, 2021 and December 31, 2020, the Company had no offsetting positions and all amounts were recorded gross on the consolidated and combined balance sheet. Realized gains and losses on commodity derivatives are classified as an operating activity in the consolidated and combined statement of cash flows.
As of June 30, 2021, the Company had the following crude oil and natural gas derivative contracts outstanding:

Contract	Type	Term	Volume (Bbls or MMBTU)	Index	Fixed Price ($/Bbl / $/MMBTU)

1	Natural Gas Swap	January 2020 - December 2021	324,200	NG-WAHA	$ 1.573
2	Natural Gas Swap	July 2020 - December 2021	900,000	NG-WAHA	$ 2.185
3	Crude Oil Swap	July 2021 - December 2021	32,400	WTI-NYMEX	$ 43.60
Subsequent to June 30, 2021, the Company unwound the above derivatives and paid $1,962,000.

Note 7 - Fair Value Measurements
Accounting standards require certain assets and liabilities be reported at fair value in the financial statements and provide a framework for establishing that fair value. The framework for determining fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.
Fair values determined by Level 1 inputs use quoted prices in active markets for identical assets and liabilities that the Company has the ability to access.
Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets and other inputs, such as interest rates and yield curves, that are observable at commonly quoted intervals.

Tracker Resource Development III, LLC and
TRD III Royalty Holdings (TX), LP

Notes to Consolidated and Combined Financial Statements (Unaudited)

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset and liability. These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset or liability.
In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.
The following tables present information about the Company’s assets and liabilities measured at fair value on a recurring basis at June 30, 2021 and December 31, 2020 and the valuation techniques used by the Company to determine those fair values:

Liabilities Measured at Fair Value on a Recurring Basis at June 30, 2021
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at June 30, 2021

Commodity Derivative Instruments - Current liability	$—	$ (2,096,113)	$—	$ (2,096,113)

Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2020
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2020

Commodity Derivative Instruments - Current liability	$—	$ (1,286,967)	$—	$ (1,286,967)

Tracker Resource Development III, LLC and
TRD III Royalty Holdings (TX), LP

Notes to Consolidated and Combined Financial Statements (Unaudited)

Recurring Fair Value Measurements
The counterparty to the Company's derivative instruments is JPMorgan Chase Bank, N.A. and another lender under the JPMorgan Credit Agreement. The Company is not required to post collateral beyond that already pledged under the JPMorgan Credit Agreement. The fair value of these derivative swap contracts is based on the June 30, 2021 and December 31, 2020 market prices posted on the New York Mercantile Exchange (NYMEX) and WTI Midland Argus for crude oil and West Texas WAHA for natural gas. The Company determines the fair value of its commodity derivative instruments under the income approach using a discounted cash flow model. The valuation model requires a variety of inputs, including contractual terms, projected commodity prices, discount rates, and credit risk adjustments, as appropriate. The Company's estimates of fair value of derivatives include consideration of the counterparty's creditworthiness, the Company's creditworthiness, and the time value of money. The consideration of these factors results in an estimated exit price for each derivative asset or liability under a marketplace participant's view. All of the significant inputs are observable, either directly or indirectly; therefore, the Company's commodity derivative instruments are included within the Level 2 fair value hierarchy.

Note 8 - Operating Leases
The Company is obligated under operating leases primarily for office space, expiring in 2022. The leases require the Company to pay taxes, insurance, utilities, and maintenance costs. Total rent expense under these leases was $200,295 and $145,719 for the six-month periods ended June 30, 2021 and 2020, respectively. In March 2021, the Company entered into a new office lease agreement for approximately $4,700 per month for 14 months.
Future minimum annual commitments remaining under these operating leases as of June 30, 2021 are as follows:

Years Ending December 31	Amount

2021	$28,686
2022	23,905
Total	$52,591

Note 9- Equity
Tracker Resource Development III, LLC
Tracker issued units to partners under the terms of its limited liability company agreement and unit purchase agreement (collectively, the "Agreements") dated April 8, 2011. The Agreements allow for ownership interest in Tracker in the form of Class A and Class B units. Class A units are owned by certain institutional investors (the "Institutional Investors"), and Class B units are held by Tracker III Holdings, LLC (the "Management Investor"), an entity owned by Tracker's officers and other select employees.

Tracker Resource Development III, LLC and
TRD III Royalty Holdings (TX), LP

Notes to Consolidated and Combined Financial Statements (Unaudited)

The total authorized number of each class of units for Tracker, together with the number of issued and outstanding units, is as follows:

	Authorized	Outstanding as of June 30, 2021	Outstanding as of December 31, 2020

Class A units	392,000	378,280	378,280
Class B units	8,000	7,720	7,720
Class A and Class B units are issuable for $1,000 per unit. The affairs of Tracker are managed by a board of managers, and costs, revenue, and distributions are governed by the specific provisions in the Agreements. Also, under certain circumstances as more fully provided for in the Agreements, upon the termination of employment of an employee of Tracker who owns Class A units or Class B units of the Management Investor, Tracker has the right, but not the obligation, to repurchase the pro rata portion of Tracker's Class B units held by the Management Investor.
Tracker III Holdings, LLC
The limited liability company agreement of the Management Investor (the "Holdings LLC Agreement") provides for ownership interests of the Management Investor that consist of Class A, Class B and Class C Units. The Class C units are intended to comprise profits units under the Internal Revenue Code, and Class C units and (i) have no voting rights; (ii) vest according to each grantee's award letter; and (iii) are subject to forfeiture. As of June 30, 2021 and December 31, 2020, as it relates to the Management Investor, 54,701 Class C units were issued and outstanding. All of the Class C units outstanding at June 30, 2021 and December 31, 2020 were fully vested. During the six-month periods ended June 30, 2021 and 2020, no unit-based compensation was recognized.
TRD III Royalty Holdings (TX), LP
TRDR issued units to members under the terms of its agreement of limited partnership (the "Agreement") dated July 15, 2014. The Agreement allows for ownership interest in TRDR in the form of Class A and Class B units. Class A units are owned by certain Institutional Investors, and Class B units are held by the Management Investor.
The total authorized number of each class of units for TRDR, together with the number of issued and outstanding units, is as follows:

	Authorized	Outstanding as of June 30, 2021	Outstanding as of December 31, 2020

Class A units	490,000	378,280	378,280
Class B units	10,000	7,720	7,720

Tracker Resource Development III, LLC and
TRD III Royalty Holdings (TX), LP

Notes to Consolidated and Combined Financial Statements (Unaudited)

Note 10 - Subsequent Events
Management has evaluated subsequent events for the Company through December 22, 2021, which is the date the Company's consolidated and combined financial statements were available to be issued, and has concluded that there are no subsequent events required to be adjusted or disclosed within the consolidated and combined financial statements except as previously disclosed.